Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Digital Power Corporation dated February 1, 2017 and to the incorporation by reference therein of our report dated March 30, 2016, with respect to the consolidated financial statements of Digital Power Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay and Kasierer
February 1, 2017	Kost Forer Gabbay and Kasierer
A member of Ernst & Young Global